Exhibit 1(b)

                          SCUDDER TAX FREE TARGET FUND

                Certificate of Amendment of Declaration of Trust

      The undersigned, being at least a majority of the duly elected and qualified Trustees of Scudder Tax Free Target Fund, a Massachusetts business trust, (the "Trust") acting pursuant to Article VIII, Section 8.3 of the Amended and Restated Declaration of Trust dated December 8, 1987, as amended, (the "Declaration of Trust") do hereby certify that the following amendment to the Declaration of Trust was adopted by the favorable vote on February 11, 1992 of the majority of Trustees, to become effective on or before May 1, 1992, to wit,

            RESOLVED, that upon the filing of a certificate of amendment to the Fund's Amended and Restated Declaration of Trust with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston, the Fund's Declaration of Trust, as amended, shall be amended to change the name of the Fund from Scudder Tax Free Target Fund so that the Section of Article I indicated below reads in its entirety as follows:

                  "Section 1.1 The name of the trust created hereby is Scudder Tax Free Trust."

      IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Declaration of Trust.

Dated:    May 1, 1992


/s/ Amey A. DeFriez                       /s/ Wesley W. Marple, Jr.
------------------------------           ------------------------------------
Amey A. DeFriez, as Trustee              Wesley W. Marple, Jr., as Trustee


/s/ Peter B. Freeman                     /s/ Juris Padegs
------------------------------           ------------------------------------
Peter B. Freeman, as Trustee             Juris Padegs, as Trustee


/s/ David S. Lee
------------------------------
David S. Lee, as Trustee